Exhibit 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Second Quarter 2025 Revenue of $59.9 Million

Second Quarter 2025 Net Income Attributable to Cohen & Company Inc. of $1.4 Million, or $0.81 per Diluted Share

Second Quarter 2025 Adjusted Pre-Tax Income of $5.5 Million, or $0.94 per Diluted Share

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, July 31, 2025 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its second quarter ended June 30, 2025.

Summary Operating Results

	Three Months Ended			Six Months Ended
($ in thousands)	6/30/25	3/31/25	6/30/24	6/30/25	6/30/24
Net trading	$10,757	$9,211	$8,798	$19,968	$18,646
Asset management	2,168	2,020	2,078	4,188	4,795
New issue and advisory	37,411	33,239	6,500	70,650	30,888
Principal transactions and other revenue	9,535	(15,730)	(6,578)	(6,195)	(24,967)
Total revenues	59,871	28,740	10,798	88,611	29,362
Compensation and benefits	44,323	21,666	10,699	65,989	25,538
Non-compensation operating expenses	8,053	6,967	6,466	15,020	13,566
Operating income (loss)	7,495	107	(6,367)	7,602	(9,742)
Interest expense, net	(1,496)	(1,448)	(1,425)	(2,944)	(3,091)
Gain on sale of management contracts	837	-	-	837	-
Income (loss) from equity method affiliates	(1,437)	2,418	(5,996)	981	23,049
Income (loss) before income tax expense (benefit)	5,399	1,077	(13,788)	6,476	10,216
Income tax expense (benefit)	771	139	(205)	910	293
Net income (loss)	4,628	938	(13,583)	5,566	9,923
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(141)	(173)	(5,206)	(314)	11,064
Enterprise net income (loss)	4,769	1,111	(8,377)	5,880	(1,141)
Less: Net income (loss) attributable to the convertible non-controlling interest	3,361	782	(6,028)	4,143	(815)
Net income (loss) attributable to Cohen & Company Inc.	$1,408	$329	$(2,349)	$1,737	$(326)
Fully diluted net income (loss) per share	$0.81	$0.19	$(1.47)	$1.00	$(0.20)

Adjusted pre-tax income (loss) (1)	$5,540	$1,250	$(8,582)	$6,790	$(848)
Fully diluted adjusted pre-tax income (loss) per share	$0.94	$0.22	$(1.51)	$1.15	$(0.15)

(1)	Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with our second quarter results, which were driven by a strong performance from our full-service boutique investment banking operation, Cohen & Company Capital Markets (“CCM”). During the quarter, CCM generated $37.4 million in new issue and advisory revenue across 25 clients and is entering the second half of the year with strong momentum and a robust pipeline. In June 2025, our sponsored SPAC, Columbus Circle Capital Corp I, entered into a business combination agreement with ProCap BTC, a bitcoin-native financial services firm. As sponsor, we retained 2.1 million founder shares. Upon closing, which is expected to occur by the end of the year, the combined company will operate as ProCap Financial, Inc., and hold up to $1 billion in bitcoin on its balance sheet.”

Brafman continued, “As our involvement in the SPAC market continues to grow, we are excited to have launched our SPAC-focused equity trading desk. This new trading desk generated more than $1.4 million in trading revenue in its first quarter of operation, and we expect it will serve as a complementary strategy to CCM moving forward. We remain confident in our future earnings potential and committed to creating long-term, sustained value for our stockholders, including through our quarterly dividend.”

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $1.4 million, or $0.81 per diluted share, for the three months ended June 30, 2025, compared to net income of $0.3 million, or $0.19 per diluted share, for the three months ended March 31, 2025, and net loss of $2.3 million, or $1.47 per diluted share, for the three months ended June 30, 2024. Adjusted pre-tax income was $5.5 million, or $0.94 per diluted share, for the three months ended June 30, 2025, compared to adjusted pre-tax income of $1.3 million, or $0.22 per diluted share, for the three months ended March 31, 2025, and adjusted pre-tax loss of $8.6 million, or $1.51 per diluted share, for the three months ended June 30, 2024. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenues were $59.9 million for the three months ended June 30, 2025, compared to $28.7 million for the prior quarter and $10.8 million for the prior year quarter.

o	Net trading revenue was $10.8 million for the three months ended June 30, 2025, up $1.5 million from the prior quarter and up $2.0 million from the prior year quarter. The increase from both the prior quarters was due primarily to higher trading revenue from our SPAC equity, SBA, and mortgage groups.

o	Asset management revenue was $2.2 million for the three months ended June 30, 2025, up slightly from both the prior quarters. The change from both the prior quarters was related primarily to deferred performance fees in our European funds.

o	New issue and advisory revenue was $37.4 million for the three months ended June 30, 2025, up $4.2 million from the prior quarter and up $30.9 million from the prior year quarter. CCM generated $37.4 million, $33.2 million, and $6.4 million of the new issue and advisory revenue in 2Q25, 1Q25, and 2Q24, respectively.

o	Principal transactions and other revenue was positive $9.5 million for the three months ended June 30, 2025, compared to negative $15.7 million in the prior quarter and negative $6.6 million in the prior year quarter. Principal transactions revenue related to non-cash consideration received by CCM was positive $6.7 million, negative $13.1 million, and negative $5.2 million in 2Q25, 1Q25, and 2Q24, respectively.

•	Compensation and benefits expense during the three months ended June 30, 2025 increased $22.7 million from the prior quarter and increased $33.6 million from the prior year quarter, primarily due to fluctuations in revenue and the related variable incentive compensation. The number of Company employees was 118 as of June 30, 2025, compared to 117 as of March 31, 2025, and 121 as of June 30, 2024.

•	Interest expense during the three months ended June 30, 2025 was $1.5 million, including $1.2 million on our trust preferred securities debt, $0.3 million on our senior promissory notes, and $22 thousand on our bank credit facility.

•	Gain on sale of management contracts for the three months ended June 30, 2025 was $0.8 million, which resulted from the closing of the sale of two of the Company’s legacy Alesco CDO management contracts. The Company is in the process of selling the remaining three Alesco CDO managements contracts. Once the sales are complete, there will be no future asset management revenue from the Company’s legacy Alesco CDOs.

•	Loss from equity method affiliates for the three months ended June 30, 2025 was $1.4 million, compared to income from equity method affiliates of $2.4 million for the prior quarter and loss from equity method affiliates of $6.0 million for the prior year quarter. The loss from equity method affiliates in the current quarter was primarily due to the consolidated sponsor entity’s investment in Columbus Circle Capital Corp I.

•	Income tax expense for the three months ended June 30, 2025 was $0.8 million, compared to income tax expense of $0.1 million in the prior quarter, and income tax benefit of $0.2 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of June 30, 2025, total equity was $92.5 million, compared to $90.3 million as of December 31, 2024; the non-convertible non-controlling interest component of total equity was $10.9 million as of June 30, 2025 and $11.5 million as of December 31, 2024. Thus, the total equity excluding the non-convertible non-controlling interest component was $81.6 million as of June 30, 2025, a $2.7 million increase from $78.8 million as of December 31, 2024.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on August 29, 2025, to stockholders of record as of August 15, 2025. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, July 31, 2025, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13755190.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC (“Cohen Securities”) in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of Cohen Securities, Cohen & Company Capital Markets (“CCM”) is the Company’s full-service boutique investment bank that focuses on mergers and acquisitions (“M&A”), capital markets, and SPAC advisory services. The Capital Markets business segment also includes investment returns on financial instruments that the Company has received as consideration for advisory, underwriting, and new issue placement services provided by CCM. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, joint ventures, and investment funds. As of June 30, 2025, the Company had approximately $2.2 billion of assets under management in primarily fixed income assets in a variety of asset classes including U.S. and European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, equity interests of SPACs and their sponsor entities, and commercial real estate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) unfavorable market conditions may lead to a reduction in revenues from our new issue and advisory revenues, including from underwriting and placement activities, (c) losses caused by financial or other problems experienced by third parties, (d) losses due to unidentified or unanticipated risks, (e) a lack of liquidity, i.e., ready access to funds for use in our businesses, (f) the ability to attract and retain personnel, (g) litigation and regulatory proceedings, (h) reputational harm due to losses or our inability to sell securities we purchase as an underwriter at the anticipated price levels, (i) competitive pressure, (j) an inability to generate incremental income from new or expanded businesses, (k) unanticipated market closures or effects due to inclement weather or other disasters, (l) losses (whether realized or unrealized) on our principal investments, (m) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (n) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (o) the Company’s reduction in the volume of its investments into SPACs, (p) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (q) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (r) the possibility that the business combination pursuant to the business combination agreement with ProCap BTC might not occur, (s) the possibility that the Company will stop paying quarterly dividends to its stockholders, and (t) the impacts of rising interest rates and inflation. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/25	3/31/25	6/30/24	6/30/25	6/30/24
Revenues
Net trading	$10,757	$9,211	$8,798	$19,968	$18,646
Asset management	2,168	2,020	2,078	4,188	4,795
New issue and advisory	37,411	33,239	6,500	70,650	30,888
Principal transactions and other revenue	9,535	(15,730)	(6,578)	(6,195)	(24,967)
Total revenues	59,871	28,740	10,798	88,611	29,362
Operating expenses
Compensation and benefits	44,323	21,666	10,699	65,989	25,538
Business development, occupancy, equipment	1,988	1,829	1,591	3,817	3,032
Subscriptions, clearing, and execution	2,332	2,174	2,217	4,506	4,303
Professional services and other operating	3,561	2,792	2,533	6,353	5,982
Depreciation and amortization	172	172	125	344	249
Total operating expenses	52,376	28,633	17,165	81,009	39,104
Operating income (loss)	7,495	107	(6,367)	7,602	(9,742)
Non-operating income (expense)
Interest expense, net	(1,496)	(1,448)	(1,425)	(2,944)	(3,091)
Gain on sale of management contracts	837	-	-	837	-
Income (loss) from equity method affiliates	(1,437)	2,418	(5,996)	981	23,049
Income (loss) before income tax expense (benefit)	5,399	1,077	(13,788)	6,476	10,216
Income tax expense (benefit)	771	139	(205)	910	293
Net income (loss)	4,628	938	(13,583)	5,566	9,923
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(141)	(173)	(5,206)	(314)	11,064
Enterprise net income (loss)	4,769	1,111	(8,377)	5,880	(1,141)
Less: Net income (loss) attributable to the convertible non-controlling interest	3,361	782	(6,028)	4,143	(815)
Net income (loss) attributable to Cohen & Company Inc.	$1,408	$329	$(2,349)	$1,737	$(326)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$1,408	$329	$(2,349)	$1,737	$(326)
Basic shares outstanding	1,740	1,705	1,616	1,722	1,599
Net income (loss) attributable to Cohen & Company Inc. per share	$0.81	$0.19	$(1.45)	$1.01	$(0.20)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$1,408	$329	$(2,349)	$1,737	$(326)
Net income (loss) attributable to the convertible non-controlling interest	3,361	782	(6,028)	4,143	(815)
Income tax and conversion adjustment	7	2	18	10	(13)
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$4,776	$1,113	$(8,359)	$5,890	$(1,154)
Basic shares outstanding	1,740	1,705	1,616	1,722	1,599
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,129	4,061	4,066	4,117	4,059
Additional dilutive shares	44	42	-	44	-
Fully diluted shares outstanding (1)	5,913	5,808	5,682	5,883	5,658
Fully diluted net income (loss) per share	$0.81	$0.19	$(1.47)	$1.00	$(0.20)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts

Net income (loss) attributable to Cohen & Company Inc.	$1,408	$329	$(2,349)	$1,737	$(326)
Addback (deduct): Income tax expense (benefit)	771	139	(205)	910	293
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	3,361	782	(6,028)	4,143	(815)
Adjusted pre-tax income (loss)	$5,540	$1,250	$(8,582)	$6,790	$(848)
Adjusted fully diluted shares outstanding (2)	5,913	5,808	5,682	5,883	5,658
Fully diluted adjusted pre-tax income (loss) per share	$0.94	$0.22	$(1.51)	$1.15	$(0.15)

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2025
	(unaudited)	December 31, 2024
Assets
Cash and cash equivalents	$25,996	$19,590
Receivables from brokers, dealers, and clearing agencies	36,011	45,650
Due from related parties	1,289	941
Other receivables	9,432	6,526
Investments - trading	170,955	148,332
Other investments, at fair value	50,575	35,262
Receivables under resale agreements	790,874	668,259
Investment in equity method affiliates	24,681	23,430
Deferred income taxes	1,774	2,257
Goodwill	109	109
Right-of-use asset - operating leases	14,833	15,540
Other assets	5,121	5,253
Total assets	$1,131,650	$971,149

Liabilities
Payables to brokers, dealers, and clearing agencies	$79,742	$66,655
Accounts payable and other liabilities	8,373	10,913
Accrued compensation	48,750	17,770
Trading securities sold, not yet purchased	37,160	36,432
Other investments sold, not yet purchased, at fair value	-	1,651
Securities sold under agreements to repurchase	816,290	695,966
Operating lease liability	16,322	16,575
Debt	32,555	34,904
Total liabilities	1,039,192	880,866

Equity
Voting non-convertible preferred stock	27	27
Common stock	21	20
Additional paid-in capital	77,767	76,704
Accumulated other comprehensive loss	(915)	(1,007)
Accumulated deficit	(33,540)	(34,016)
Total stockholders' equity	43,360	41,728
Non-controlling interest	49,098	48,555
Total equity	92,458	90,283
Total liabilities and equity	$1,131,650	$971,149

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income (loss) because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer
215-701-8952
investorrelations@cohenandcompany.com